UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 8, 2006

AFFINITY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-113982	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer
Identification No.)

2575 Vista Del Mar Drive	(805) 667-4100
Ventura, CA 93001	(Registrant’s telephone
(Address of executive offices)	number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 8, 2006, Affinity Group, Inc. (the “Company”) amended its Amended and Restated Credit Agreement dated as of June 24, 2003 (the “Senior Credit Facility”) to permit the Company to repurchase up to $30.0 million of the Company’s $200.0 million 9% senior subordinated notes due 2012 (“Senior Subordinated Notes”) from time to time as and when the Company determines. As of the date of this Report, the principal balance of the term loans outstanding under the Senior Credit Facility aggregated $109.5 million, $7.3 million is reserved for letters of credit issued under the revolving credit line of the Senior Credit Facility and $27.7 million is available for borrowing under the Senior Credit Facility.

The Senior Subordinated Notes bear interest at 9% per annum payable semi-annually, mature on February 15, 2012, and may be called at a price of 104.5% beginning February 15, 2008 and declining to par at February 15, 2010. The Company may, from time to time, repurchase the Senior Subordinated Notes with its available cash or from borrowings under its credit line under the Senior Credit Facility. In addition, the Company believes that affiliates of the Company, including other entities owned or controlled by Stephen Adams who controls the Company’s ultimate parent company, may also purchase the Senior Subordinated Notes from time to time.

Section 9 — Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

a. Financial Statements:  N/A

b. Pro forma financial statements:  N/A

c. Shell company transactions:  N/A

d. Exhibits

Exhibit 99.1 Seventh Amendment to Credit Agreement dated June 8, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GROUP, INC.
(Registrant)

Date: June 8, 2006	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Senior Vice President
and Chief Financial Officer